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                                                                    EXHIBIT 99.1


Redback Networks Extends Reach Into Metro Optical Networks With Acquisition of Merlin Systems

SAN JOSE, Calif.--(BUSINESS WIRE)--May 25, 2001--Redback Networks Inc. (Nasdaq:RBAK - news), a leading provider of advanced solutions for metro networks, today announced it has signed a definitive agreement to acquire privately held Merlin Systems, Inc. of Fremont, Calif. in an all stock transaction valued at approximately $57 million in common stock based upon Redback's closing stock price on May 24, 2001.

The transaction, which is subject to customary closing conditions, is expected to close during the third fiscal quarter of 2001 and will be accounted for under the purchase method of accounting. In connection with signing this definitive agreement, Redback and Merlin have terminated a put/call option agreement entered into on November 7, 2000.

Founded in March 2000, Merlin Systems is developing next generation metro optical products for carriers and providers, and has worked closely with Redback in the architecture and subsequent customer trials of the recently announced Redback(R) SmartEdge(TM) 100 multi-service optical platform. The SmartEdge 100 is optimized for smaller central offices and multi-tenant units and allows carriers to improve the economics of their optical metro networks while maintaining a lower price point and smaller footprint. The SmartEdge 100 gives carriers robust TDM and packet processing capabilities and unprecedented port density and flexibility in a form factor optimized for edge applications.

About Redback Networks Inc.
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Redback Networks enables carriers and service providers to build profitable next-generation metro broadband and optical networks. The Company offers a strong product portfolio that includes industry-leading subscriber management and optical platforms, as well as a comprehensive set of network provisioning and management software. These solutions deliver superior performance and scalability, reduce operational costs, and expedite the management and deployment of new services within metro networks. Founded in 1996 and headquartered in San Jose, with sales and technical support centers located worldwide, Redback maintains a growing and global customer base of more than 350 carriers and service providers, including major local exchange carriers (LEC), inter-exchange carriers (IXCs) and service providers. For more information, please visit www.redback.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
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The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act
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of 1934, as amended, including statements regarding Redback Networks'
expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, product deployment and network configurations. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Redback Networks' business are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission.

Redback is a U.S. Registered Trademark; SMS and SmartEdge are Trademarks of Redback Networks Inc. Other trademarks, service marks, and trade names belong to their respective owners.